Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coventry Health Care, Inc. Amended and Restated 2004 Equity Incentive Plan of our reports dated February 27, 2009, with respect to the consolidated financial statements of Coventry Health Care, Inc. and the effectiveness of internal control over financial reporting of Coventry Health Care, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Baltimore, Maryland
June 5, 2009